Exhibit 10.54
AMENDMENT NO. 5
TO LEASE
     This Amendment No. 5 to Lease (“Amendment”) is made and entered into as of May 18, 2009, by and between RNM Lakeville, LLC, a Delaware limited liability company (successor to RNM Lakeville, L.P.) (“Landlord”), and Oculus Innovative Sciences, Inc. (f/k/a MicroMed Laboratories, Inc.), a California corporation (“Tenant”).
Recitals
     A. Landlord and Tenant are parties to that certain Lease dated as of October 26, 1999, as amended by Amendment No. 1 to Lease dated as of September 15, 2000, Amendment No. 2 to Lease dated as of July 29, 2005, Amendment No. 3 to Lease dated as of August 23, 2006 and Amendment No 4 to lease dated as of September 13, 2007 (collectively the “Lease”), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, approximately 22,374 square feet at 1129 North McDowell Boulevard and 1135 North McDowell Boulevard in Petaluma, California. Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Lease.
     B. The term of the Lease expires on September 30, 2010.
     C. The parties wish to amend the Lease to reduce the size of the Premises, extend the Lease Term, and otherwise amend the Lease as provided herein.
     Therefore, for consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:
     1. Surrender of Portion of Premises. On the Effective Date (as defined below), the Term of the Lease shall expire as to 8,534 square feet of Rentable Area located at 1135 North McDowell Boulevard and designated on Exhibit A to this Amendment (“Surrender Space”) effective as of May 1, 2009 (“Surrender Date”). From and after the Surrender Date, the Surrender Premises shall no longer be part of the Premises under the Lease, and the Premises shall consist of 13,840 square feet. Except as otherwise expressly set forth herein, Landlord is accepting the Surrender Space AS IS and WITH ALL FAULTS. For purposes of this Amendment, the term “Effective Date” shall mean the date when Tenant has delivered to Landlord (1) the portion of the Termination Fee set forth in Paragraph 3(a) below and the reconciliation payment described in Paragraph 6 below, and (2) authorized the issuance or transfer to Landlord of the Common Stock described in Paragraph 3(b) below.
     2. Furniture. No later than May 29 2009, Tenant shall remove from the Surrender Space all furniture, equipment and other personal property within the Surrender Space, other than such furniture as Landlord and Tenant agree shall remain in the Surrender Space and be transferred to Landlord. Landlord and Tenant shall attach a schedule of such furniture to this Amendment as Exhibit B. As to such furniture, Tenant hereby transfers to Landlord all right, title and interest in and to such furniture, AS IS, WHERE and WITH ALL FAULTS. This Amendment shall serve as a Bill of Sale with respect to such transferred furniture.

     3. Termination Fee. In consideration of Landlord’s agreement to the early expiration of the Term with respect to the Surrender Premises, Tenant agrees to pay and deliver to Landlord the following (the “Surrender Fee”):
          (a) $16,506.00 in cash due and payable immediately upon execution of this Amendment;
          (b) 53,847 shares of Oculus Common Stock subject to Board approval. Tenant shall take commercially reasonable efforts to cause such shares to be registered with the Securities and Exchange Commission and thereby fully tradable as soon as practical. If these Oculus common shares are not registered and tradable on or before August 17th, 2009, then Oculus will pay $70,000 to the Landlord
          (c) $50,000 in cash due and payable no later than August 14, 2009.
     4. Base Rent.  Commencing as the Surrender Date and subject to adjustment as provided in Paragraph 9 below, Base Rent for the Premises per month shall be $15,224.00.
     5. May 2009 Rent. The parties acknowledge that Tenant has paid Base Rent and estimated Operating Expenses for May 2009 in the amount of $33,424.00. Upon the Effective Date, Landlord shall credit $13,494.00 of such rental payment to Tenant’s rental obligation for June 2009.
     6. Operating Expense Reconciliation. Upon execution of this Amendment, Tenant shall immediately pay to Landlord its outstanding portion of Additional Rent (including Operating Expenses) for 2008 in the amount of $13,280.00.
     7. Term.  The Termination Date is hereby extended to September 30, 2011.
     8. Tenant’s Share. As of the Surrender Date, Tenant’s Share shall be 23.62% of the 1129 North McDowell Boulevard.
     9. Landlord’s Right to Terminate Lease as to Warehouse Portion. Notwithstanding anything to the contrary in this Amendment or the Lease, Landlord shall have the right to terminate the Lease as to the warehouse portion of the Premises by providing to Tenant not less than sixty (60) days prior written notice. Upon the effective date of such termination, Base Rent for the remainder of the Premises shall be adjusted to equal $1.10 per square foot within the Premises and Tenant’s Share shall be appropriately adjusted.
     10. Confirmation of Lease.  Tenant hereby represents and warrants to Landlord that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) Tenant has not subleased or assigned any of its right, title and interest in and to the Lease and has full power and authority to enter into and perform its obligations hereunder, (c) Tenant is not in default under the Lease, and to the best of Tenant’s knowledge, there are no defaults on the part of Landlord existing under the Lease; (d) to the best of Tenant’s knowledge, there exists no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; (e) this Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; and (f) there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or any state thereof. Except as expressly modified herein, the Lease shall remain in full force and effect. Any failure by Tenant to perform hereunder shall, at Landlord’s election, be deemed a default under the Lease.
     11. Brokers. Each of Landlord and Tenant warrants to the other that it has had no dealing with any finder, broker or agent in connection with this Amendment. Each party shall indemnify, defend and hold harmless the other party from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any finder, broker or agent based on dealings with the indemnifying party with respect to this Agreement.
     12. Attorneys’ Fees. Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute. Each party shall pay its own legal fees and costs incurred in connection with the negotiation and preparation of this Agreement.
     13. Governing Law. This Agreement shall be governed and construed under the laws of the State of California.
     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one (1) agreement.
     15. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.
     16. Further Assurances. Landlord and Tenant hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement.
     17. Voluntary Agreement. The parties have read this Agreement, and on the advice of counsel they have freely and voluntarily entered into this Agreement. This Agreement is the product of negotiation between the parties and their respective counsel, and the parties agree that it shall be interpreted in accordance with its fair and apparent meaning and not for or against either party.
     18. Merger; Amendment. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereto and all prior negotiations or agreements, whether oral or written, are superseded and merged herein. This Agreement may not be altered or amended except by a writing duly authorized and executed by the party against whom enforcement is sought. To the extent inconsistent with the Lease, this Agreement shall modify and amend the Lease.

     In Witness Whereof, the parties executed this Amendment No. 5 to Lease as of the date first written above.

Landlord:		Tenant:

RNM Lakeville, LLC,		Oculus Innovative Sciences, Inc.,
a Delaware limited liability company		a California corporation

By:	RNM Petaluma, Inc.,	By:	/s/ Robert E. Miller
a California corporation,
	its Manager	Its: Chief Financial Officer

Name:	/s/ Paul B. Elmore	Date: May 15, 2009

Paul B. Elmore, President

Date: May 18, 2009

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